Exhibit 99.1

Scientific Games Reports Third Quarter 2020 Results

Breadth and Resiliency of Portfolio Delivers Improvement in Cash Flow

Gaming Improving Sequentially Despite Challenging Operating Environment

LAS VEGAS, Nov. 4, 2020 /PRNewswire/ -- Scientific Games Corporation (NASDAQ: SGMS) ("Scientific Games," "SGC" or the "Company") today reported results for the third quarter ended September 30, 2020. The Company's third quarter results were adversely impacted by the COVID-19 disruptions primarily in the Gaming business unit during the quarter, affecting comparability to the prior year period.

Third Quarter 2020 Financial Highlights:

  Third quarter revenue was $698 million compared to $855 million in the prior year period and an increase from $539 million in the second quarter. The Company's Gaming revenue was negatively impacted by the COVID-19 disruptions that has resulted in continued reduced operations of casino operators globally. Our Lottery, SciPlay and Digital businesses grew in the quarter, highlighting the strategic investments we have made in the Digital space and the breadth of our portfolio.
  Net loss was $111 million compared to net income of $18 million in the prior year period, due to lower revenue and the effects of COVID-19. Results were also impacted by a $24 million loss on remeasurement of debt compared to a $19 million gain in the prior year period.
  Consolidated AEBITDA, a non-GAAP financial measure defined below, was $235 million largely driven by COVID-19 disruptions, which affect prior year comparability. Our Lottery, SciPlay and Digital business all increased AEBITDA by 10% or more with our Digital business up nearly 50% and SciPlay up over 50% from the prior year.
  Net cash provided by operating activities was $140 million consistent with the year ago period.
  Free cash flow, a non-GAAP financial measure defined below (which further adjusts our previously presented measure of free cash flow), increased $11 million from the prior year to $62 million driven primarily by working capital improvements.
  Available liquidity, including SciPlay, at quarter-end was $1.2 billion. On October 8, 2020, subsequent to quarter-end, the Company amended its credit agreement that extended the Covenant Relief Period under its revolving credit facility through the first quarter of 2022 and made a $100 million voluntary payment.

Barry Cottle, President and Chief Executive Officer of Scientific Games, said, "As a result of our team's focus on our strategy, our diverse portfolio and our commitment to cost management, we delivered strong cash flow in the third quarter. I really am excited around all the great games, products and solutions we have to help our partners navigate the current environment and provide innovative solutions for the future. I'd also like to welcome the proven industry leaders to our board who will augment our focus on de-levering our balance sheet and will help the company prudently and thoughtfully shape our corporate strategy."

Michael Eklund, Executive Vice President, Chief Financial Officer of Scientific Games, added, "The team did a great job driving cash flow improvements this quarter, and we will continue to diligently evaluate additional opportunities to increase cash flow and de-lever. Looking ahead, our team will remain highly focused on driving operational efficiencies, further bolstering our liquidity and strengthening our balance sheet. My overarching focus is to improve the balance sheet through operational and business process improvements."

SUMMARY CONSOLIDATED RESULTS

($ in millions)	Three Months Ended September 30,
	2020	2019
Revenue	$698	$855
Net (loss) income	(111)	18
Net cash provided by operating activities	140	141
Capital expenditures	50	75

Non-GAAP Financial Measures(1)
Consolidated AEBITDA	$235	$344
Consolidated AEBITDA margin	34%	40%
Free cash flow	$62	$51

Balance Sheet Measures	As of September 30, 2020	As of December 31, 2019
Cash and cash equivalents	$1,045	$313
Principal face value of debt outstanding(2)	9,519	8,960
Available liquidity	1,198	906

(1) The financial measures "Consolidated AEBITDA", "Consolidated AEBITDA margin", and "free cash flow" are non-GAAP financial measures defined below under "Non-GAAP Financial Measures" and reconciled to the most directly comparable GAAP measures in the accompanying supplemental tables at the end of this release.

(2) Principal face value of outstanding 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes. Euro to USD exchange rates at issuance and as of September 30, 2020 were 1.24 and 1.17, respectively, resulting in an $39 million adjustment increasing the principal face value of debt outstanding presented above. Additionally, the 2020 and 2019 principal face values exclude $7 million and $11 million, respectively, in proceeds received in 2019 from transactions completed in 2018 which are presented as debt but which require no cash repayment.

BUSINESS SEGMENT HIGHLIGHTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2020

($ in millions)	Revenue				AEBITDA				AEBITDA Margin
	2020	2019	$	%	2020	2019	$	%	2020	2019	PP Change(1)
Gaming	$231	$454	(223)	(49)%	$77	$226	(149)	(66)%	33%	50%	(17)
Lottery	241	220	21	10%	109	99	10	10%	45%	45%	—
SciPlay	151	116	35	30%	49	32	17	54%	33%	28%	5
Digital	75	65	10	15%	25	17	8	47%	33%	26%	7

PP - percentage points.

(1) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.

Key Highlights

  SciPlay AEBITDA increased by 54% from the prior year to $49 million primarily driven by revenue growth of 30%.
  Digital AEBITDA increased nearly 50% from the prior year to $25 million. Domestic iGaming revenue grew nearly 150% from the prior year period driven primarily by strong growth in New Jersey. During the quarter we announced new and extended partnerships with Hard Rock, Flutter and Wynn Resorts among others.
  Gaming revenue decreased 49% as COVID-19 disruptions resulted in continued reduced operations of casino operators in various jurisdictions globally. Over 90% of domestic casinos have reopened including New York commercial casinos a large market that opened in mid-September.
  Gaming operations coin-in for turned on units were up double-digits reflecting the popularity of our games and game franchises like Dancing Drums Explosion.
  Gaming product sales received strong ship share reflecting the breadth of our product offerings for commercial and tribal openings this quarter.
  Lottery instant ticket sales are up over 20% for instant game retail sales in the most recent twelve-week period compared to the same period last year.
  Lottery revenue and AEBITDA were both 10% higher than the prior year. The revenue growth was driven by domestic instant tickets and international product sales.

LIQUIDITY

($ in millions)	Three Months Ended September 30,
	2020	2019	Increase / (Decrease)
Net loss	$(111)	$18	$(129)
Non-cash adjustments included in net loss	191	149	42
Non-cash interest	5	6	(1)
Changes in deferred income taxes and other	2	—	2
Distributed earnings from equity investments	9	2	7
Changes in working capital accounts	44	(34)	78
Net cash provided by operating activities	$140	$141	$(1)

  As of September 30, 2020, we had $1.2 billion in available liquidity, which included SciPlay's revolving credit facility.
  On October 8, 2020, the Company and requisite lenders under the Company's revolving credit facility entered into a Credit Agreement Amendment that extended the Covenant Relief Period established in the May 8, 2020 amendment, by an additional three quarters. Compliance with the consolidated net first lien leverage ratio in the Credit Agreement will now resume with the quarter ending March 31, 2022.
  On October 9, 2020 the Company made a voluntary payment of $100 million against the balance drawn on the revolving credit facility, demonstrating the confidence we have in our diversified business model.
  Capital expenditures totaled $50 million in the third quarter of 2020, compared to $75 million in the prior-year period. For 2020, the Company now expects capital expenditures will be $210 million - $225 million, which is lower than the prior range of $210 million - $240 million.
  Year to date through September 30, 2020, the Company generated free cash flow, a non-GAAP financial measure, of $114 million, including $62 million of positive free cash flow in the third quarter due to the strength of our diverse portfolio. We continue to expect to be free cash flow positive for the full year 2020.

Completion of MacAndrews & Forbes Transaction

  Long-term institutional investors have completed their acquisition of a 34.9% stake in the Company from MacAndrews & Forbes Incorporated ("MacAndrews & Forbes"). The Stockholders Agreement with MacAndrews & Forbes is now terminated and all rights held by MacAndrews & Forbes, other than registration rights, are no longer in effect.
  The reconstituted board will review all strategic options to improve and maximize shareholder value with an objective to de-lever the balance sheet. This broader review of strategy will be supported by operational improvements along with renewed focus on working capital management. This was demonstrated by the solid financial results, improvements in working capital activities, and strong free cash flow this quarter.

Announcing Hamish McLennan to Serve As New Independent Member of the Board of Directors

  Mr. McLennan chairs several Australian Securities Exchange-listed companies including REA Group Limited, a $15 billion global digital advertising company, and HT&E Limited, a media and entertainment company operating radio, digital and outdoor businesses, and is Deputy Chairman of Magellan Financial Group, a globally-focused equity fund with approximately $100 billion worth of investments under management. Mr. McLennan is also Chairman of Rugby Australia Limited, the governing body of rugby union in Australia, and a director of Claim Central Consolidated, a global digital claims solutions business. Mr. McLennan is an experienced media and marketing executive, previously serving as Executive Chairman and Chief Executive Officer at Network Ten Holdings, an Australian entertainment and news content company, Executive Vice President for News Corporation, a global diversified media and information services company, in Sydney and New York, and Global Chairman and Chief Executive Officer of Young & Rubicam, a division of WPP, the world's largest communications services group.

Earnings Conference Call

Scientific Games executive leadership will host a conference call on Wednesday, November 4, 2020, at 4:15 pm. ET to review the Company's third quarter results. To access the call live via a listen-only webcast and presentation, please visit http://www.scientificgames.com/investors/events-presentations/ and click on the webcast link under the Investor Information section. To access the call by telephone, please dial: +1 (412) 317-5420 (U.S. and International) and ask to join the Scientific Games Corporation call. A replay of the webcast will be archived in the Investors section on www.scientificgames.com.

About Scientific Games

Scientific Games Corporation (NASDAQ: SGMS) is the world leader in offering customers a fully integrated portfolio of technology platforms, robust systems, engaging content and services. The Company is the global leader in technology-based gaming systems, digital real-money gaming and sports betting platforms, table games, table products and instant games, and a leader in products, services and content for gaming, lottery and social gaming markets. Scientific Games delivers what customers and players value most: trusted security, creative entertaining content, operating efficiencies and innovative technology. For more information, please visit www.scientificgames.com, which is updated regularly with financial and other information about the Company. You can access our filings with the SEC through the SEC website at www.sec.gov or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at www.scientificgames.com/investors/, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC's Regulation Fair Disclosure (Reg FD).

The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

COMPANY CONTACTS

Media Relations	Investor Relations
Christina Karas +1 702-532-7986	Robert Shore +1 702-532-7641
Director, Corporate Communications media@scientificgames.com	Senior Director, Corporate Finance & Investor Relations IR@scientificgames.com

All ® notices signify marks registered in the United States. © 2020 Scientific Games Corporation. All Rights Reserved.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue:
Services	$417	$452	$1,161	$1,368
Product sales	124	255	376	731
Instant products	157	148	425	438
Total revenue	698	855	1,962	2,537

Operating expenses:
Cost of services(1)	132	133	388	401
Cost of product sales(1)	87	115	247	333
Cost of instant products(1)	70	69	205	211
Selling, general and administrative	164	175	513	535
Research and development	41	47	123	142
Depreciation, amortization and impairments	136	162	414	497
Goodwill impairment	—	—	54	—
Restructuring and other	20	11	58	24
Total operating expenses	650	712	2,002	2,143
Operating income (loss)	48	143	(40)	394
Other (expense) income:
Interest expense	(131)	(146)	(379)	(447)
Earnings (loss) from equity investments	2	4	(3)	17
Loss on debt financing transactions	(1)	—	(1)	(60)
(Loss) gain on remeasurement of debt	(24)	19	(26)	21
Other (expense) income, net	—	(5)	(4)	2
Total other expense, net	(154)	(128)	(413)	(467)
Net (loss) income before income taxes	(106)	15	(453)	(73)
Income tax (expense) benefit	(5)	3	(11)	(8)
Net (loss) income	(111)	18	(464)	(81)
Less: Net income attributable to noncontrolling interest	6	4	15	6
Net (loss) income attributable to SGC	$(117)	$14	$(479)	$(87)
Basic and diluted net (loss) income attributable to SGC per share:
Basic	$(1.23)	$0.15	$(5.09)	$(0.94)
Diluted	$(1.23)	$0.15	$(5.09)	$(0.94)

Weighted average number of shares used in per share calculations:
Basic shares	95	93	94	93
Diluted shares	95	94	94	93

(1) Excludes depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30,	December 31,
	2020	2019
Assets:
Cash and cash equivalents	$1,045	$313
Restricted cash	85	51
Receivables, net of allowance for credit losses of $67 and $36, respectively	662	755
Inventories	223	244
Prepaid expenses, deposits and other current assets	256	252
Total current assets	2,271	1,615

Restricted cash	11	11
Receivables, net of allowance for credit losses of $6 and $-, respectively	24	53
Property and equipment, net	434	500
Operating lease right-of-use assets	96	105
Goodwill	3,234	3,280
Intangible assets, net	1,342	1,516
Software, net	234	258
Equity investments	260	273
Other assets	196	198
Total assets	$8,102	$7,809

Liabilities and Stockholders' Deficit:
Current portion of long-term debt	$44	$45
Accounts payable	230	226
Accrued liabilities	573	495
Total current liabilities	847	766

Deferred income taxes	93	91
Operating lease liabilities	79	88
Other long-term liabilities	290	292
Long-term debt, excluding current portion	9,334	8,680
Total stockholders' deficit(1)	(2,541)	(2,108)
Total liabilities and stockholders' deficit	$8,102	$7,809

(1) Includes $121 million and $104 million in noncontrolling interest as of September 30, 2020 and December 31, 2019, respectively.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net (loss) income	$(111)	$18	$(464)	$(81)
Adjustments to reconcile net (loss) income to cash provided by operating activities	205	157	665	597
Changes in working capital accounts, net of effects of acquisitions	44	(34)	101	(120)
Changes in deferred income taxes and other	2	—	10	7
Net cash provided by operating activities	140	141	312	403

Cash flows from investing activities:
Capital expenditures	(50)	(75)	(142)	(207)
Acquisition of business, net of cash acquired	—	—	(13)	—
Distributions of capital from equity investments, net	—	—	(1)	17
Proceeds from sale of asset and other	—	—	22	—
Net cash used in investing activities	(50)	(75)	(134)	(190)

Cash flows from financing activities:
Proceeds (payments) of long-term debt, net	198	(55)	618	(308)
Payments of debt issuance and deferred financing and offering costs	(8)	(1)	(9)	(24)
Net proceeds from issuance of SciPlay's common stock	—	—	—	342
Payments on license obligations	(6)	(13)	(21)	(26)
Sale of future revenue and other, net	1	1	(1)	5
Net cash provided by (used in) financing activities	185	(68)	587	(11)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	(2)	1	(1)
Increase (decrease) in cash, cash equivalents and restricted cash	277	(4)	766	201
Cash, cash equivalents and restricted cash, beginning of period	864	425	375	220
Cash, cash equivalents and restricted cash, end of period	$1,141	$421	$1,141	$421

Supplemental cash flow information:
Cash paid for interest	$111	$121	$335	$391
Income taxes paid	11	10	18	28
Distributed earnings from equity investments	9	2	22	24
Cash paid for contingent consideration included in operating activities	—	4	—	23
Supplemental non-cash transactions:
Non-cash interest expense	$5	$6	$16	$19

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET (LOSS) INCOME TO CONSOLIDATED AEBITDA
AND SUPPLEMENTAL BUSINESS SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30, 2020
	2020	2019	2020	2019
Reconciliation of Net (Loss) Income Attributable to SGC to Consolidated AEBITDA
Net (loss) income attributable to SGC	$(117)	$14	$(479)	$(87)
Net income attributable to noncontrolling interest	6	4	15	6
Net (loss) income	(111)	18	(464)	(81)
Restructuring and other(1)	20	11	58	24
Depreciation, amortization and impairments	136	162	414	497
Goodwill impairment	—	—	54	—
Other expense, net	3	9	8	7
Interest expense	131	146	379	447
Income tax expense (benefit)	5	(3)	11	8
Stock-based compensation	17	9	41	33
Loss on debt financing transactions	1	—	1	60
Loss (gain) on remeasurement of debt	24	(19)	26	(21)
EBITDA from equity investments(2)	11	15	25	50
(Earnings) loss from equity investments	(2)	(4)	3	(17)
Consolidated AEBITDA	$235	$344	$556	$1,007

Supplemental Business Segment Data
Business segments AEBITDA
Gaming	$77	$226	$142	$656
Lottery	109	99	284	306
SciPlay	49	32	144	90
Digital	25	17	68	42
Total business segments AEBITDA	260	374	638	1,094
Corporate and other(3)	(25)	(30)	(82)	(87)
Consolidated AEBITDA	$235	$344	$556	$1,007

Reconciliation to Consolidated AEBITDA margin
Consolidated AEBITDA	$235	$344	$556	$1,007
Revenue	698	855	1,962	2,537
Net (loss) income margin	(16)%	2%	(24)%	(3)%
Consolidated AEBITDA margin (Consolidated AEBITDA/Revenue)	34%	40%	28%	40%

(1) Refer to Consolidated AEBITDA definition for description of items included in restructuring and other.

(2) EBITDA from equity investments is a non-GAAP financial measure reconciled to the most directly comparable GAAP measure in the accompanying supplemental tables at the end of this release. The Company received $9 million and $22 million in cash distributions and return of capital payments from its equity investees for the three and nine months ended September 30, 2020, respectively, and $3 million and $43 million in cash distributions and return of capital payments from its equity investees for the three and nine months ended September 30, 2019, respectively.

(3) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data)
	Three Months Ended
	September 30,	September 30,	June 30,
	2020	2019	2020
Gaming Business Segment Supplemental Financial Data:
Revenue by line of business:
Gaming operations	$92	$149	$16
Gaming machine sales	71	168	53
Gaming systems	43	77	17
Table products	25	60	5
Total revenue	$231	$454	$91

Gaming Operations Revenue:
U.S. and Canada:
Installed base at period end	30,208	31,509	30,324
Average daily revenue per unit	$26.90	$38.85	$4.45
International:(1)
Installed base at period end	33,493	33,663	34,333
Average daily revenue per unit	$5.65	$9.62	$0.83

Gaming Machine Sales:
U.S. and Canada new unit shipments	3,114	5,530	1,431
International new unit shipments	1,887	2,731	2,917
Total new unit shipments	5,001	8,261	4,348
Average sales price per new unit	$12,881	$17,500	$11,137

Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	1,523	4,152	640
Casino opening and expansion units	1,591	1,378	791
Total unit shipments	3,114	5,530	1,431

International unit shipments:
Replacement units	1,887	2,631	2,532
Casino opening and expansion units	—	100	385
Total unit shipments	1,887	2,731	2,917

Lottery Business Segment Supplemental Financial Data:
Instant products revenue by geography:
United States	$113	$104	$104
International	44	46	29
Instant products revenue	$157	$150	$133

Lottery systems revenue by financial statement line item:
Services revenue	$55	$50	$54
Product sales revenue	29	20	22
Total Lottery systems revenue	$84	$70	$76

Digital Business Segment Supplemental Financial Data:
Revenue by Line of Business:
Sports and platform	$31	$29	$26
Gaming and other	44	36	47
Total revenue	$75	$65	$73

Wagers processed through OGS (in billions)	$12.4	$9.0	$14.0

SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Mobile	$132	$97	$144
Web and other	19	19	22
Total revenue	$151	$116	$166

Mobile penetration(2)	87%	84%	87%
Average MAU(3)	7.3	7.8	8.1
Average DAU(4)	2.6	2.7	2.7
ARPDAU(5)	$0.63	$0.47	$0.67

(1) Excludes the impact of game content licensing revenue.
(2) Mobile penetration is defined as the percentage of SciPlay revenue generated from mobile platforms.

(3) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.

(4) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.

(5) ARPDAU = Average revenue per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
(Unaudited, in millions, except for ratio)

CALCULATION OF CONSOLIDATED AEBITDA AND NET DEBT LEVERAGE RATIO

	Twelve Months Ended
	September 30, 2020	September 30, 2019
Net (loss) income attributable to SGC	$(522)	$120
Net income attributable to noncontrolling interest	21	6
Net (loss) income	(501)	126
Restructuring and other	62	(147)
Depreciation, amortization and impairments	564	660
Goodwill impairment	54	—
Other expense (income), net	13	(9)
Interest expense	521	596
Income tax expense	9	15
Stock-based compensation	45	43
Loss on debt financing transactions	41	60
Gain on remeasurement of debt	38	(35)
EBITDA from equity investments	42	68
Earnings from equity investments	(4)	(26)
Consolidated AEBITDA	$884	$1,351

	As of
	September 30, 2020	September 30, 2019
Principal face value of debt outstanding(1)	$9,519	$8,960
Less: Cash and cash equivalents	1,045	363
Net debt	$8,474	$8,597
Net debt leverage ratio	9.6	6.4

(1) Principal face value of outstanding 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes. Euro to USD exchange rates at issuance and as of September 30, 2020 were 1.24 and 1.17, respectively, resulting in an $39 million adjustment increasing the principal face value of debt outstanding presented above. Additionally, the 2020 and 2019 principal face values exclude $7 million and $11 million, respectively, in proceeds received in 2019 from transactions completed in 2018 which are presented as debt but which require no cash repayment.

	CALCULATION OF FREE CASH FLOW
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$140	$141	$312	$403
Less: Capital expenditures	(50)	(75)	(142)	(207)
(Less)/Add: Distributions of capital from equity investments, net of contributions	—	—	(1)	17
Less: Payments on license obligations	(6)	(13)	(21)	(26)
Less: Change in restricted cash impacting working capital	(22)	(2)	(34)	(6)
Free cash flow(1)	$62	$51	$114	$181

	SUPPLEMENTAL INFORMATION - RECAST QUARTERLY CALCULATION OF FREE CASH FLOW
	FY 2020		FY 2019
	Q1	Q2	Q1	Q2	Q3	Q4	FY
Free cash flow, as previously reported	$59	$5	$96	$38	$53	$56	$243
Adjust for change in restricted cash impacting working capital	(4)	(8)	(1)	(3)	(2)	(4)	(10)
Recast free cash flow(1)	$55	$(3)	$95	$35	$51	$52	$233

(1) Calculation of free cash flow, a non-GAAP financial measure, have been recast to further adjust our previously presented measure, free cash flow, to exclude changes in restricted cash, substantially associated with the recent expansion of iLottery operations, that impacts working capital, and align such calculation with the revised management view and definition of such non-GAAP financial measure.

	RECONCILIATION OF EARNINGS (LOSS) FROM EQUITY INVESTMENTS TO EBITDA FROM EQUITY INVESTMENTS
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
EBITDA from equity investments:
Earnings (loss) from equity investments	$2	$4	$(3)	$17
Add: Income tax expense	—	2	2	7
Add: Depreciation and amortization	9	9	23	25
Add: Interest income, net and other	—	—	3	1
EBITDA from equity investments	$11	$15	$25	$50

	RECONCILIATION OF CONSOLIDATED NET (LOSS) INCOME MARGIN TO CONSOLIDATED AEBITDA MARGIN
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Consolidated AEBITDA Margin

Net (loss) income margin(1)	(16)%	2%	(24)%	(3)%
Restructuring and other(2)	3%	1%	3%	1%
Depreciation, amortization and impairments	20%	19%	21%	20%
Goodwill impairment	—%	—%	3%	—%
Interest expense	20%	17%	20%	18%
Income tax expense (benefit)	(1)%	—%	(1)%	1%
Stock-based compensation and other expense, net	3%	2%	3%	2%
Loss on debt financing transactions	—%	—%	—%	2%
Loss (gain) on remeasurement of debt	4%	(2)%	1%	(2)%
Equity investments	1%	1%	2%	1%
Consolidated AEBITDA Margin	34%	40%	28%	40%

(1) Calculated as net (loss) income as a percentage of revenue.
(2) Refer to Consolidated AEBITDA definition for description of items included in restructuring and other.

Forward-Looking Statements

In this press release, Scientific Games makes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as "may," "will," "estimate," "intend," "plan," "continue," "believe," "expect," "anticipate," "target," "should," "could," "potential," "opportunity," "goal," or similar terminology. These statements are based upon management's current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:

  the impact of the COVID-19 pandemic and any resulting unfavorable social, political, economic and financial conditions, including the temporary and potentially recurring closure of casinos and lottery operations on a jurisdiction-by-jurisdiction basis;
  natural events and health crises that disrupt our operations or those of our customers, suppliers or regulators;
  incurrence of restructuring costs;
  changes in demand for our products and services;
  dependence on suppliers and manufacturers;
  dependence on key employees;
  goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
  level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
  inability to reduce or refinance our indebtedness;
  restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
  stock price volatility;
  competition;
  U.S. and international economic and industry conditions;
  slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
  ownership changes and consolidation in the gaming industry;
  opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering;
  inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
  inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of interactive gaming;
  laws and government regulations, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling;
  the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
  significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
  legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, especially internet wagering, social gaming and sports wagering;
  reliance on technological blocking systems;
  expectations of shift to regulated online gaming or sports wagering;
  expectations of growth in total consumer spending on social casino gaming;
  SciPlay's dependence on certain key providers;
  inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
  protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
  security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
  reliance on or failures in information technology and other systems;
  challenges or disruptions relating to the implementation of a new global enterprise resource planning system;
  failure to maintain adequate internal control over financial reporting;
  inability to benefit from, and risks associated with, strategic equity investments and relationships;
  inability to achieve some or all of the anticipated benefits of SciPlay being a standalone public company;
  implementation of complex new accounting standards;
  fluctuations in our results due to seasonality and other factors;
  risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability, including the potential impact to our business resulting from the continuing uncertainty around the U.K.'s withdrawal from the European Union;
  possibility that the 2018 renewal of the LNS concession to operate the Italian instant games lottery is not final (pending appeal against existing court rulings relating to third-party protest against the renewal of the concession);
  the impact of U.K. legislation approving the reduction of fixed-odds betting terminals maximum stakes limit on LBO operators, including the related closure of certain LBO shops;
  changes in tax laws or tax rulings, or the examination of our tax positions;
  difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
  the discontinuation or replacement of LIBOR, which may adversely affect interest rates; and
  litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships.

Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company's Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and its latest Annual Report on Form 10-K filed with the SEC on February 18, 2020 (including under the headings "Forward Looking Statements" and "Risk Factors"). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Due to rounding, certain numbers presented herein may not precisely agree or add up on a cumulative basis to the totals previously reported.

Non-GAAP Financial Measures

The Company's management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA, Consolidated AEBITDA margin, free cash flow, EBITDA from equity investments, and net debt and net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.

Specifically, the Company's management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the consolidated Company's business operations; (ii) facilitate management's internal and external comparisons of the Company's consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.

In addition, the Company's management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate management's external comparisons of the Company's consolidated results to the historical operating performance of other companies that may have different capital structures and debt levels.

The Company's management uses EBITDA from equity investments to monitor and evaluate the performance of the Company's equity investments. The Company's management uses net debt and net debt leverage ratio in monitoring and evaluating the Company's overall liquidity, financial flexibility and leverage.

The Company's management believes that each of these non-GAAP financial measures are useful as they provide management and investors with information regarding the Company's financial condition and operating performance that is an integral part of management's reporting and planning processes. In particular, the Company's management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that management believes is less indicative of the Company's ongoing underlying operating performance and are better evaluated separately. Management believes Consolidated AEBITDA margin is useful for analysts and investors as this measure allows an evaluation of the performance of our ongoing business operations and provides insight into the cash operating income margins generated from our business, from which capital investments are made and debt is serviced. Moreover, management believes EBITDA from equity investments is useful to investors because the Company's Lottery business is conducted through a number of equity investments, and this measure eliminates financial items from the equity investees' earnings that management believes has less bearing on the equity investees' performance. Management believes that free cash flow provides useful information regarding the Company's liquidity and its ability to service debt and fund investments. Management also believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment and necessary license payments to support the Company's ongoing business operations and taking into account cash flows relating to the Company's equity investments. See Supplemental Information- Recast Quarterly Calculation of Free Cash Flow above for the recast of free cash flow, which further adjusts our previously used measure, free cash flow, to exclude changes in restricted cash, substantially associated with the recent expansion of iLottery operations, that are impacting working capital, and align such calculation with the revised management view and definition of such non-GAAP financial measure. Such restricted cash is excluded because it is not available to fund debt repayments or other initiatives and therefore management believes this calculation better aligns with the reason management uses this non-GAAP information.

Consolidated AEBITDA

Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as supplemental disclosure and is reconciled to net (loss) income as the most directly comparable GAAP measure, as set forth in the schedule titled "Reconciliation of Net (Loss) Income Attributable to SGC to Consolidated AEBITDA." Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.

Consolidated AEBITDA is reconciled to consolidated net (loss) income and includes net (loss) income attributable to SGC with the following adjustments: (1) net income attributable to noncontrolling interest, (2) restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition costs and other unusual items; (3) depreciation and amortization expense and impairment charges (including goodwill impairments); (4) change in fair value of investments and remeasurement of debt; (5) interest expense; (6) income tax expense; (7) stock-based compensation; (8) loss (gain) on debt financing transactions; and (9) other expense (income), net. In addition to the preceding adjustments, we exclude earnings from equity method investments and add (without duplication) our pro rata share of EBITDA of our equity investments, which represents our share of earnings (whether or not distributed to us) before income tax expense, depreciation and amortization expense, and interest (income) expense, net of our joint ventures and minority investees, which is included in our calculation of Consolidated AEBITDA to align with the provisions of our long-term debt arrangements. AEBITDA is presented exclusively as our segment measure of profit or loss.

Consolidated AEBITDA Margin

Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) for the three and nine month periods ended September 30, 2020 and 2019, each calculated as a percentage of revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to net (loss) income attributable to SGC, the most directly comparable GAAP measure, in a schedule above.

Free Cash Flow

Free cash flow, as used herein, represents net cash (used in) provided by operating activities less total capital expenditures (which includes lottery, gaming and digital systems expenditures and other intangible assets and software expenditures), less payments on license obligations, less contributions to equity method investments plus distributions of capital from equity investments, and adjusted for changes in restricted cash impacting working capital. Free cash flow is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in a schedule above. See Supplemental Information- Recast Quarterly Calculation of Free Cash Flow above for the recast of free cash flow, which further adjusts our previously used measure, free cash flow, to exclude changes in restricted cash, substantially associated with the recent expansion of iLottery operations, that are impacting working capital, and align such calculation with the revised management view and definition of such non-GAAP financial measure. Such restricted cash is excluded because it is not available to fund debt repayments or other initiatives and therefore management believes this calculation better aligns with the reason management uses this non-GAAP information.

EBITDA from Equity Investments

EBITDA from equity investments, as used herein, represents our share of earnings (whether or not distributed to us) plus income tax expense, depreciation and amortization expense (inclusive of amortization of payments made to customers for LNS), interest income, net, and other non-cash and unusual items from our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to earnings from equity investments, the most directly comparable GAAP measure, in a schedule above.

Net Debt and Net Debt Leverage Ratio

Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities, Senior Notes and Subordinated Notes, all described in Note 15 of the Company's Annual Report on Form 10-K for the year ended December 31, 2019, but it does not include long term obligations under financing leases or $7 million in proceeds received in 2019 from transactions completed in 2018 which are presented as debt. In addition, principal face value of debt outstanding with respect to the 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes as those amounts remain payable at the original issuance amounts in Euro. Net debt leverage ratio, as used herein, represents net debt divided by Consolidated AEBITDA (as defined above).